Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement dated November 13, 2007 (Form S-8) pertaining to the 1991 Employee Stock Purchase and Dividend Reinvestment Plan of State Auto Financial Corporation of our reports dated March 2, 2007, with respect to the consolidated financial statements and schedules of State Auto Financial Corporation, State Auto Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of State Auto Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

November 7, 2007